Sullivan & Worcester LLP	Sullivan & Worcester LLP 1666 K Street, NW Washington, DC 20006	T 202 775 1200 F 202 293 2275 www.sandw.com

June 9, 2009

The Calvert Fund
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Ladies and Gentlemen:

We have been requested by The Calvert Fund, a Massachusetts business trust with shares of beneficial interest (the "Trust" or "TCF") established under the Declaration of Trust dated March 15, 1982, as amended (the "Declaration"), for our opinion with respect to certain matters relating to the TCF Calvert Short-Term Government Fund (the "Acquiring Fund"), a series of the Trust. We understand that the Trust is about to file an amendment to its Registration Statement on Form N-14 (File No. 333-159446) for the purpose of registering shares of the Trust ("Acquiring Fund Shares") under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Calvert Short-Term Government Fund (the "Acquired Fund"), a series of Summit Mutual Funds, Inc., in exchange solely for Acquiring Fund Shares pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the "Plan").

We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust's Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on August 21, 2009, it is our opinion that the Acquiring Fund Shares currently being registered, when issued in accordance with the Plan and the Trust's Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP
SULLIVAN & WORCESTER LLP